UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SELECTIVE INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)
None
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000
March 26, 2008
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
April 24, 2008
The 2008 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held at 9:00 AM on Thursday, April 24, 2008, in the Auditorium at Selective’s principal offices, which have both a physical and mailing address of 40 Wantage Avenue, Branchville, New Jersey 07890.
At the meeting, we will ask stockholders to:
1.	Elect five (5) Class III directors for a term expiring in 2011; and

2.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2008.
We plan a brief business meeting focused on these items and we will attend to any other business as may properly come before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that you vote in favor of Items 1 and 2. These proposals are further described in the proxy statement.
Also enclosed is Selective’s 2007 Annual Report to Stockholders. At the meeting, we will be making a brief presentation on operations and we will offer time for your comments and questions.
Selective stockholders of record at the close of business on March 5, 2008 are entitled to notice of and to vote at the meeting and any adjournment of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2008 ANNUAL MEETING.
Very truly yours,

Gregory E. Murphy
Chairman of the Board, President and Chief Executive Officer
By Order of the Board of Directors:
Michael H. Lanza
Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2008
GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING
WHEN AND WHERE IS THE ANNUAL MEETING?
The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective”) will be held on Thursday, April 24, 2008, at 9:00 AM in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of the proxy statement.
WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
Anyone who owned Selective common stock as of the close of business on March 5, 2008, is entitled to one vote per share owned. There were 53,356,487 shares outstanding at the close of business on that date.
WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?
Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your “proxy,” or your authorization for our named proxies, W. Marston Becker and William M. Rue, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or continuations of that meeting.
WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?
Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, telegraph, or special letter by directors, officers, and regular Selective employees for no additional compensation. Selective has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials, including reviewing Selective’s proxy materials, disseminating broker search cards, soliciting a proxy service company, brokers, banks, and institutional holders, and delivering executed proxies. Georgeson will provide such services for an estimated fee of approximately $7,500 plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.
WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?
For business to be conducted at the Annual Meeting, owners of 26,678,245 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote) constitute a quorum and must be in attendance or represented by proxy.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS
Management is presenting two (2) proposals for a stockholder vote.
PROPOSAL 1. ELECTION OF DIRECTORS
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINATED CLASS III DIRECTORS: PAUL D. BAUER, JOHN C. BURVILLE, JOAN M. LAMM-TENNANT, MICHAEL J. MORRISSEY, AND RONALD L. O’KELLEY.
You can find information about these nominees, as well as information about Selective’s Board of Directors, its committees, compensation for directors, and other related matters beginning on page 5.
New Jersey law and Selective’s By-laws govern the vote on Proposal 1, on which you may:
▪	Vote in favor of all the nominees;

▪	Withhold your votes as to all nominees; or

▪	Withhold your votes as to specific nominees.
Assuming a quorum is present, to be elected, a candidate must receive a plurality of the votes cast at the Annual Meeting in person or by proxy. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
You can find information about Selective’s relationship with KPMG LLP beginning on page 40.
New Jersey law and Selective’s By-laws govern the vote on Proposal 2, on which you may:
▪	Vote in favor of Proposal 2;

▪	Vote against Proposal 2; or

▪	Abstain from voting.
Assuming a quorum is present, Proposal 2 will pass if approved by owners of a majority of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against Proposal 2 and broker non-votes will have no effect on the outcome of the vote.
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and United States Securities and Exchange Commission (“SEC”) rules and regulations, to vote on such matters according to their best judgment.
The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s meeting were the same as those described on page 42 for next year’s meeting.

VOTING AND PROXY PROCEDURE
HOW DO I VOTE?
You can vote four (4) ways:
1.	BY MAIL. Mark your voting instructions on, then sign and date the proxy card. Then return the proxy card in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the beginning of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, the named proxies will vote your shares FOR Proposals 1 and 2. If any other matters arise during the meeting which require a vote, the named proxies will exercise their discretion, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.	BY TELEPHONE. Call the toll-free number on your proxy card to vote by telephone. Follow the instructions on your proxy card and the voice prompts. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET. Go to the website listed on your proxy card to vote through the Internet. Follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and/or Internet access charges from your service providers. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, in order to vote.
HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?
You may revoke your proxy before the proxy is exercised by writing to Selective’s Corporate Secretary, Michael H. Lanza, at the address in the meeting notice on the cover of this Proxy Statement. You may also change your vote before the proxy is exercised by entering a new vote via the Internet, by telephone, or by returning a properly executed proxy bearing a later date. Any subsequent timely and valid vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before noon central time on April 23, 2008 will be the vote that is counted, except that you may also change your vote by voting in person at the Annual Meeting.
HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?
If you properly execute your proxy on the accompanying form, return it to Selective, or submit your proxy by telephone or Internet as described above, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions. In the absence of instructions, the named proxies will vote your shares “FOR” the election of each director nominee and “FOR” the ratification of the appointment of KPMG LLP as Selective’s independent public accountants for the fiscal year ending December 31, 2008. If other matters should properly come before the meeting, the named proxies will vote on such matters, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

HOW WILL VOTES BE COUNTED?
The inspector of elections appointed by the Board of Directors for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter). Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For Proposal 2, approval will require the affirmative votes of the holders of a majority of the total number of the votes of the stockholders present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “Against” Proposal 2, and broker non-votes, although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither for nor against such proposal.
WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?
If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker. When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.” Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2008
This Proxy Statement is available on Selective’s internet website at www.selective.com.

INFORMATION ABOUT PROPOSAL 1
Election of Directors
Selective’s Board of Directors currently has twelve (12) directors and is divided into three (3) classes designated Class I, Class II, and Class III. Pursuant to Selective’s Restated Certificate of Incorporation, as amended, and its By-laws, Selective may have a minimum of seven (7) and a maximum of twenty (20) directors. By majority vote, the Board of Directors may set the number of directors within this range at any time. The Board has set the number of members of the Board at twelve (12). John F. Rockart, having surpassed the eligibility age for election as a director, will retire from the Board on April 24, 2008, following the election of directors at the 2008 Annual Meeting of Stockholders. The Board thanks Mr. Rockart for his many years of service.
Under Selective’s By-laws, directors are elected at the Annual Meeting for terms of three (3) years, unless a director is being elected to fill a vacant, unexpired term. No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director. At present, the Board has authorized twelve (12) directors.
The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the following four (4) incumbent Class III directors and one additional nominee to stand for election at the Annual Meeting for terms expiring at the 2011 Annual Meeting or until a successor has been duly elected and qualified: Paul D. Bauer, John C. Burville, Joan M. Lamm-Tennant and Ronald L. O’Kelley (the incumbent directors) and Michael J. Morrissey. Mr. Morrissey was recommended to the Corporate Governance and Nominating Committee by non-management directors of Selective.
All five (5) nominees have consented to being named in this Proxy Statement and to serve if elected and the Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.
NOMINEES OF THE BOARD OF DIRECTORS

CLASS III –	Directors Nominated to Continue in Office Until the 2011 Annual Meeting of Stockholders

Paul D. Bauer, 64	• Retired Financial Executive.
Independent Director, 1998	• Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.
• Director, Rosina Holdings Inc., since 2002.
• Director, R.P. Adams Co., 1991 to 2004.
• Director, IMC, Inc., 1995 to 2000.
• Director, Catholic Health System of Western New York, since 1998.
• Co-founder and President, Buffalo Inner-City Scholarship Opportunity Network.
• Trustee, Holy Angels Academy, since 2005.
• Graduate of Boston College (B.S. in Accounting).

John C. Burville, 60	• Insurance Consultant to the Bermuda Government, 2003 to 2007.
Independent Director, 2006	• Bermuda Insurance Advisory Committee, 1985 to 2003.
• Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.
• Graduate of Leicester University in the United Kingdom (BSc and Ph.D.).
• Fellow of the Institute of Actuaries.

Joan M. Lamm-Tennant, 55 Independent Director, 1993	• Global Chief Economist & Risk Strategist, Guy Carpenter & Company, LLC, since May 2007.
• Senior Vice President, General Re Corporation, 1997 to April, 2007.
• Adjunct Professor, the Wharton School of the University of Pennsylvania, since 2006.
• Professor of Finance, Villanova University, 1988 to 2000.
• Director, IVANS, Inc., since 2004.
• Member, American Risk and Insurance Association.
• Member, International Insurance Society.
• Member, Association for Investment Management and Research.
• Graduate of St. Mary’s University (B.B.A. and M.B.A.).
• Graduate of the University of Texas (Ph.D.).

Ronald L. O’Kelley, 63	• Chairman and CEO, Atlantic Coast Venture Investments Inc., since 2003.
Independent Director, 2005	• Executive Vice President, CFO and Treasurer, State Street Corporation, 1995 to 2002.
• Director, U. S. Shipping Partners L.P., since 2004.
• Director, Refco Inc., 2005 to 2006.
• Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.
• Member, National Association of Corporate Directors.
• Graduate of Duke University (A.B.).
• Graduate of Carnegie Mellon University (M.B.A.).

CLASS III –	Director Nominee to Serve in Office until the 2011 Annual Meeting of Stockholders

Name, Age, Year Elected To Board of Directors	Occupation And Background
Michael J. Morrissey, 60	• Chairman and Chief Executive Officer, Firemark Investments, since 1983.
Independent Director	• Director, CGA Group, Ltd., since 1998.
• President, Chief Operating Officer, Chief Investment Officer and Director, Manhattan Life Insurance Company, 1985 to 1987; Chief Executive Officer, Manhattan Capital Management, 1985.
• Senior Vice President, Crum & Forster Insurance Group, 1978 to 1983.
• Chartered Financial Analyst.
• Graduate of Boston College (B.A.).
• Graduate of Dartmouth College (M.B.A.).

CONTINUING DIRECTORS
CLASS II – Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Name, Age, Year Elected To Board of Directors	Occupation And Background
A. David Brown, 65	• Senior Vice President, Human Resources, Linens and Things, `Inc., since 2006.
Independent Director, 1996	• Managing Partner, Bridge Partners, LLC, an executive recruiting firm, 2003 to 2006.
• Partner, Whitehead Mann, executive recruiters, 1997 to 2003.
• Director, Hanover Direct, 2003 to 2006.
• Director, Zale Corporation, 1997 to 2006.
• Director, The Sports Authority, Inc., 1998 to 2003.
• Trustee, Jackie Robinson Foundation.
• Graduate of Monmouth University (B.S.).

William M. Kearns, Jr., 72	• Chairman and Co-CEO and other executive positions of Keefe Managers, LLC, a money management firm, since 1998.
Independent Director, 1975	• President, W.M. Kearns & Co., Inc., a private investment company, since 1994.
Lead Director	• Trustee of EQ Advisors Trust (Equitable Life Assurance Society of the U.S.), AXA Financial, since 1997.
• Trustee, AXA Enterprise Funds, since 2004.
• Director, Transistor Devices, Inc., 1991 to 2006; Lead Director, since 2007.
• Director, U. S. Shipping Partners L.P., 2002 to 2006; Lead Director, since 2007.
• Advisory Director, Gridley and Company LLC, since 2001.
• Advisory Director, Proudfoot Consulting, PLC, since 1997.
• Advisory Director, Private Client Resources LLC, since 2004.
• Executive Vice President, Greater NY Councils, Boy Scouts of America, since 1985.
• Member, Oncology Philanthropic Leadership Council, Carol G. Simon Cancer Center, Morristown Memorial Health Foundation, since 2005.
• Honorary LLD, Gonzaga University.
• Graduate of the University of Maine (B.A.).
• Graduate of New York University (M.A.).

S. Griffin McClellan III, 70	• Retired Banking Executive.
Independent Director, 1980	• Self-employed Consultant, 1994 to 2001.
• Graduate of Harvard University (B.A.).

J. Brian Thebault, 56	• Chairman, Earth-Thebault, since July 2007.
Independent Director, 1996	• Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to July 2007.
• President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.
• Trustee, The Peck School, since 1994.
• Trustee, The Delbarton School, 1990 to 2007.
• Graduate of University of Southern California (B.S.).

CLASS I – Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Name, Age, Year Elected To Board of Directors	Occupation And Background
W. Marston Becker, 55	• Chairman and CEO, Max Capital Group Ltd., since October 2006; Director, since 2004.
Independent Director, 2006	• Chairman and CEO of LaSalle Re Ltd., since 2002.
• Chairman and General Partner of West Virginia Media Holdings, since 2001.

•   Chairman and Chief Executive Officer, 2002 to 2005; Director, 1997-2003, Trenwick Group, Ltd., 1997-2003. In August 2003, Trenwick Group, Ltd. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

• Director, Mountain Companies, since 2007.
• Director, Beazley Group plc, since 2006.
• Director, West Virginia University, United Hospital System, since 2004.
• CEO, McDonough-Caperton Insurance Group, 1986 to 1994.
• Advisory Board Member, Conning Funds, since 1997.
• Advisory Board Member, American Securities Funds, since 1997.
• Graduate of West Virginia University (B.S. and J.D.).

Gregory E. Murphy, 52	• Chairman, President and Chief Executive Officer of Selective, since May 2000.
Employee Director, 1997	• President and Chief Executive Officer of Selective, May 1999 to May 2000.
• President and Chief Operating Officer of Selective, 1997 to May 1999.
• Other senior executive, management, and operational positions at Selective, since 1980.
• Director, Newton Memorial Hospital Foundation, Inc., since 1999.
• Director, Insurance Information Institute, since June 2000.
• Director, American Insurance Association (AIA), 2002 to 2006.
• Certified Public Accountant (New Jersey) (Inactive).
• Trustee, the American Institute for CPCU (AICPCU) and the Insurance Institute of America (IIA), since June 2001.
• Graduate of Boston College (B.S.).
• Harvard University (Advanced Management Program).

Name, Age, Year Elected To Board of Directors	Occupation And Background
William M. Rue, 60	• President, Rue Insurance, general insurance agency, since 1969.
Non-Independent Director, 1977	• President, Rue Financial Services, Inc., 2002 to 2006.
• Director, 1st Constitution Bank, since 1989, Secretary of the Board, since 2005.
• Director, 1st Constitution Bancorp, since 1999, Secretary of the Board, since 2005.
• Director, Robert Wood Johnson University Hospital at Hamilton, since 1994.
• Trustee, Rider University, since 1993.
• Director, Robert Wood Johnson University Hospital Foundation, since 1999.
• Member, National Association of Securities Dealers.
• Member, Council of Insurance Agents & Brokers.
• Member, Society of CPCU.
• Member, Professional Insurance Agents Association.
• Graduate of Rider College (B.A.).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table shows as of February 29, 2008:
▪	The number of shares of Selective common stock beneficially owned by each nominee for director, director, the Chairman of the Board, President and Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), and the three most highly compensated executive officers other than the CEO and CFO (collectively, with the CEO and CFO, referred to as the “named executive officers”).

▪	The number of shares of Selective common stock beneficially owned by the directors (and nominee for director) and executive officers of Selective as a group.

	Number of Shares
			Options Exercisable	Total Shares	Percent of
Name of Beneficial Owner	Common Stock (1)		within 60 days	Beneficially Owned	Class
Bauer, Paul D.	34,413		51,269	85,682	*
Becker, W. Marston	8,637		9,269	17,906	*
Brown, A. David	36,895		39,269	76,164	*
Burville, John C.	5,106		9,269	14,375	*
Connell, Richard F.	90,073		13,480	103,553	*
Guthrie, Kerry A.	89,846	(2)	55,980	145,826	*
Kearns, William M., Jr.	194,321		51,269	245,590	*
Lamm-Tennant, Joan M.	40,376		51,269	91,645	*
McClellan, S. Griffin, III	40,859	(3)	21,269	62,128	*
Morrissey, Michael J.	—		—	—	*
Murphy, Gregory E.	252,846		73,130	325,976	1%
Ochiltree, Jamie, III	97,694	(4)	55,738	153,432	*
O’Kelley, Ronald L.	11,232		15,269	26,501	*
Rockart, John F.	11,837		27,269	39,106	*
Rue, William M.	408,116	(5)	51,269	459,385	1%
Thatcher, Dale A.	95,866		13,480	109,346	*
Thebault, J. Brian	49,145	(6)	57,269	106,414	*
All executive officers, directors and nominee for director as a group (21 persons)	1,651,868.63		651,679.00	2,303,548	4%

*	Less than 1% of the common stock outstanding.

(1)	Certain directors and executive officers hold Selective stock in margin accounts but, except as set forth in the footnotes to this table, no director or officer has pledged Selective stock for a loan or stock purchase.

(2)	5,196 of the shares held by Kerry A. Guthrie, Selective’s Executive Vice President and Chief Investment Officer, are pledged as collateral for a loan made by Selective to purchase Selective stock in 1998, which loan is grandfathered under the Sarbanes-Oxley Act of 2002 and was authorized by the Board of Directors to encourage Selective stock ownership.

(3)	Includes 4,000 shares held by Mr. McClellan’s wife, for which Mr. McClellan disclaims beneficial ownership.

(4)	Includes: (i) 30,867 shares held by Mr. Ochiltree’s wife, for which Mr. Ochiltree disclaims beneficial ownership and (ii) 10,270 shares pledged as collateral for a loan made by Selective to Mr. Ochiltree to purchase Selective stock in 1998, which loan is grandfathered under the Sarbanes-Oxley Act of 2002 and was authorized by the Board of Directors to encourage Selective stock ownership. Upon his retirement from the company on March 7, 2008, Mr. Ochiltree paid off the balance of this loan.

(5)	Includes: (i) 33,941 shares held by Chas. E. Rue & Sons, Inc. t/a Rue Insurance (“Rue Insurance”), a general insurance agency of which Mr. Rue is President and owner of more than a 10% equity interest (see page 11 of this proxy statement for more information); and (ii) 1,980 shares held by Mr. Rue’s wife.

(6)	Includes: (i) 212 shares held in custody for and 208 shares held by Mr. Thebault’s son; (ii) 212 shares held in custody and 202 shares held by a daughter of Mr. Thebault’s; and (iii) 205 shares held in custody for another daughter of Mr. Thebault.

The following table lists the only persons or groups known to Selective to be the beneficial owner of more than 5% of any class of Selective’s voting securities as of December 31, 2007, based on Schedules 13G filed by the beneficial owners on January 10, 2008 and February 6, 2008, respectively with the SEC.
		Amount & Nature of
Title of Class	Name & Address of Beneficial Owner	Beneficial Ownership	Percentage of Class
Common Stock	Dimensional Fund Advisors LP	4,533,862 shares	8.35%
	1299 Ocean Avenue, 11th Floor	of common stock
	Santa Monica, CA 90401
Common Stock	Barclays Global Investors, NA and Affiliates	2,795,909 shares	5.15%
	45 Fremont Street	of common stock
	San Francisco, CA 94105
EXECUTIVE OFFICERS
Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item 1. Business of Selective’s Annual Report on Form 10-K for the year ended December 31, 2007.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
William M. Rue, a Selective director, is President and owns more than 10% of the equity of Rue Insurance, a general independent insurance agency. Rue Insurance is an appointed independent agent of Selective’s insurance subsidiaries and Selective HR Solutions, Inc., Selective’s human resources administration subsidiary (together with its subsidiaries, “Selective HR Solutions”), on terms and conditions similar to those of other Selective agents, including the right to participate in the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies. Rue Insurance also places insurance for Selective’s business operations. Selective’s relationship with Rue Insurance has existed since 1928 and Selective expects that its relationship with Rue Insurance will continue in 2008. In 2007:
•	Rue Insurance placed insurance policies with Selective’s insurance subsidiaries. Direct premiums written associated with these polices was $9.9 million in 2007, $9.5 million in 2006, and $10.2 million in 2005. In return, Selective’s insurance subsidiaries paid commissions to Rue Insurance of $1.7 million in 2007 and $1.9 million in 2006 and 2005.

•	Rue Insurance placed human resource outsourcing contracts with Selective HR Solutions resulting in revenues to Selective HR Solutions of $69,000 in 2007, $62,000 in 2006, and $64,000 in 2005. In return, Selective HR Solutions paid commissions to Rue Insurance of $15,000 in 2007, $14,000 in 2006, and $15,000 in 2005.

•	Rue Insurance placed insurance coverage for Selective with non-Selective insurance companies for which Rue Insurance was paid commission pursuant to its agreements with those carriers. Selective paid premiums for such insurance coverage of $0.5 million in 2007, $0.5 million in 2006, and $0.6 million in 2005.

•	Selective paid reinsurance commissions of $0.2 million in 2007, 2006, and 2005 to PL, LLC. PL, LLC is an insurance fund administrator of which Rue Insurance owns 26.67% and which places reinsurance through a Selective insurance subsidiary.
The son of S. Griffin McClellan III, a Selective director, Samuel G. McClellan IV, is an Assistant Vice President of Selective’s insurance subsidiaries. In 2007, Mr. McClellan IV received $139,346 in cash compensation, primarily comprised of salary and an annual cash incentive payment. He also received long-term incentive awards, consistent with awards granted to other Selective employees. Mr. McClellan IV’s compensation was determined in accordance with the standard employee compensation practices of Selective Insurance Company of America (“SICA”). Mr. McClellan III is not a member of the Audit Committee, the Corporate Governance and Nominating Committee, or the Salary and Employee Benefits Committee.

The daughter of Gregory E. Murphy, the Chairman, President and Chief Executive Officer of Selective, Kelly Murphy, is employed as an actuarial analyst by Guy Carpenter & Company, LLC (“Guy Carpenter”), one of Selective’s reinsurance brokers. Guy Carpenter receives commissions from Selective’s reinsurers for business that Guy Carpenter places with such reinsurers on Selective’s behalf. Mr. Murphy’s daughter has no involvement in the relationship between Selective and Guy Carpenter.
In 2007, The Selective Group Foundation, a private foundation established by Selective under Section 501(c)(3) of the Internal Revenue Code (the “Selective Foundation”), made approximately $95,000 in grants to the Newton Memorial Hospital Foundation (“NMHF”), a charitable organization affiliated with Newton Memorial Hospital (“NMH”). Both NMH and NMHF are located in Sussex County, New Jersey, where Selective is headquartered. At the end of 2007, there were outstanding annually renewable pledges totaling $395,000 to NMHF. Mr. Murphy serves on the Board of Directors of NMHF. In 2007, the Selective Foundation also made $112,500 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and their children to achieve personal and economic self-sufficiency. During 2007, Selective donated to PSS certain items of personalty with de minimis current fair value. At the end of 2007, there were outstanding annually renewable pledges totaling of $145,000 to PSS. Susan Murphy, Mr. Murphy’s wife, serves on the Board of Directors of PSS. In 2007, the Selective Foundation provided a grant to the Morristown Memorial Heart Center of $20,000, along with a pledge of $80,000 to be paid over the next four years. Mr. Kearns is a member of the Oncology Philanthropic Leadership Council, Carol G. Simon Cancer Center, Morristown Memorial Health Foundation. In 2007, the Selective Foundation made approximately $30,000 in grants to the United Way of Sussex County. Richard F. Connell, Senior Executive Vice President and Chief Administrative Officer of Selective, is a member of the Board of Trustees of the United Way of Sussex County. From time to time, the Selective Foundation makes grants to these and other charitable organizations in accordance with the Selective Foundation’s By-laws.
Review, Approval, or Ratification of Transactions with Related Persons
Selective’s Board of Directors adopted a written Related Person Transactions Policy and Procedures (the “Related Person Policy”) on January 30, 2007. The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
Under the Related Person Policy, “Related Person Transactions” must be approved by the Audit Committee (or Chair of the Committee if between meetings). The Audit Committee considers all of the relevant facts and circumstances of the proposed transaction available to it, including (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.
No member of the Audit Committee may participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that are in, or are not inconsistent with, the best interests of Selective and its stockholders. Prior to the adoption of the Related Person Policy, Related Person Transactions, including those described above, were reported to, and considered by, the Board of Directors pursuant to Selective’s Conflict of Interest Policy.

Director Independence
The Board of Directors has determined that all directors, except Messrs. Murphy and Rue, are independent as defined by the applicable NASDAQ and SEC rules and regulations. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the Directors. For a description of the transactions, relationships, or arrangements related to Messrs. Rue and McClellan, see the section entitled “Transactions with Related Persons” beginning on page 11. The Board determined that the employment of Mr. McClellan’s son by Selective does not affect Mr. McClellan’s independence under applicable NASDAQ and SEC rules and regulations.
The Board reviewed the circumstances surrounding Selective’s reinsurance treaties with General Re Corporation (“Gen Re”), of which company Ms. Lamm-Tennant served as a Senior Vice President through April 2007. Selective ceded $1.1 million in premium to Gen Re in 2007. Gen Re’s total revenue for 2007 was $6.1 billion, and as such, the transactions with Selective amounted to less than 0.02% of Gen Re’s total revenue for the year. The Board determined that because the amount of the transactions is immaterial to the business of Gen Re, the transactions between Selective and Gen Re do not affect the independence of Ms. Lamm-Tennant under applicable NASDAQ and SEC rules and regulations.
In May 2007, Ms. Lamm-Tennant became employed by Guy Carpenter as Global Chief Economist & Risk Strategist. The Board reviewed the broker service agreement with Guy Carpenter under which the company’s insurance subsidiaries placed reinsurance through Guy Carpenter, for which Guy Carpenter earned approximately $2.0 million. Guy Carpenter’s total revenue for 2007 was approximately $916 million and, as such, the transactions with Selective companies was less than 0.22% of Guy Carpenter’s total revenue for the year. As Ms. Lamm-Tennant had no involvement in these transactions and the amount of the transactions is immaterial to the business of Guy Carpenter, the Board determined that the placement of the reinsurance through Guy Carpenter does not affect the independence of Ms. Lamm-Tennant under applicable NASDAQ and SEC rules and regulations.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Selective’s directors and executive officers, and persons who own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Selective’s equity securities. Such executive officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Selective with copies of all of the Section 16(a) Exchange Act reports that they file. Other than as set forth above, based solely on its review of the copies of Forms 3, 4, and 5 or written representations from certain reporting persons that no Forms 5 were required for those persons, Selective believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance section of Selective’s website, www.selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. Mr. Kearns is presently the Lead Independent Director. In 2007, Selective’s independent directors met four (4) times outside the presence of management.
All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors as defined by NASDAQ and SEC rules and regulations.

BOARD MEETINGS AND COMMITTEES
The Board of Directors held seven (7) meetings in 2007. All directors attended 75% or more of the meetings of the Board of Directors and the committees of which they were members in 2007. It is Selective’s policy that all directors are expected to attend the Annual Meeting, and all attended the 2007 Annual Meeting.
The Board has five (5) standing committees:
•	Audit Committee.

•	Corporate Governance and Nominating Committee.

•	Executive Committee.

•	Finance Committee.

•	Salary and Employee Benefits.
Audit Committee
The following table provides information on the composition and activities of the Audit Committee:

Written Charter is available on the Corporate Governance section of www.selective.com	2007 Meetings: 11
Responsibilities: • Oversee the accounting and financial reporting processes and the audits of the financial statements.
• Review and discuss with Selective’s management and independent auditors Selective’s financial reports and other financial information provided to the public and filed with the SEC.
• Monitor the activities of Selective’s Internal Audit Department and the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.
• Monitor Selective’s internal controls regarding finance, accounting and legal compliance.
•  Appoint Selective’s independent public accountants and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Paul D. Bauer, Chairperson and Designated Audit Committee Financial Expert under SEC Safe Harbor	Yes
Joan M. Lamm-Tennant	Yes
John F. Rockart	Yes
J. Brian Thebault	Yes

Corporate Governance and Nominating Committee
The following table provides information on the composition and activities of the Corporate Governance and Nominating Committee:

Written Charter is available on the Corporate Governance section of www.selective.com	2007 Meetings: 4
Responsibilities:
• Establish criteria for the selection of directors and identify and recommend to the Board the nominees for director.
• Review and assess Selective’s Corporate Governance Guidelines and recommend any changes to the Board.
• Recommend to the Board the directors to serve on the various Board committees and as chairpersons of the respective committees.
• Advise the Board with respect to Board composition, procedures and committees.
• Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.
• Oversee the self-evaluations of the Board and each committee of the Board.
• Review, jointly with the Salary and Employee Benefits Committee, executive staff succession planning and professional development.
Director Members:	Independent
A. David Brown, Chairperson	Yes
William M. Kearns, Jr.	Yes
Ronald L. O’Kelley	Yes
John F. Rockart	Yes

Nomination and Review of Director Candidates
The Corporate Governance and Nominating Committee reviews candidates for possible nomination and election to the Board of Directors from any source, including:
•	Directors and management;

•	Third party search firms that it may engage from time-to-time; and

•	Stockholders.
Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates on the same bases and standards, including:
•	Personal and professional ethics, integrity, character, and values;

•	Professional and personal experience;

•	Subject matter expertise;

•	Independence;

•	Diversity;

•	Business judgment;

•	Insurance industry knowledge;

•	Willingness to dedicate and devote sufficient time to Board duties and activities;

•	Potential or actual conflicts of interest; and

•	Other appropriate and relevant factors, including the qualification and skills of the current members of the Board.

Stockholders proposing candidates for consideration by the Corporate Governance and Nominating Committee must submit all information relating to such candidates as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act in writing as follows:
Chairman of the Corporate Governance and Nominating Committee
c/o Corporate Secretary of Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
Executive Committee
The following table provides information on the composition and activities of the Executive Committee:

2007 Meetings: 2
Responsibilities:
• Authorized by By-laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.
• Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it except matters concerning Selective’s investments.
Director Members:
Gregory E. Murphy, Chairperson	William M. Kearns, Jr., Lead Director
Paul D. Bauer	William M. Rue
A. David Brown	J. Brian Thebault

Finance Committee
The following table provides information on the composition and activities of the Finance Committee:

Written Charter is available on the Corporate Governance section of www.selective.com	2007 Meetings: 4
Responsibilities:
• Review and approve changes to Selective’s investment policies, strategies, and programs.
• Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio.
• Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.
• Appoint members of Selective’s Management Investment Committee.
• Review and make recommendations to the Board regarding payment of dividends.
• Review Selective’s capital structure and provide recommendations to the Board regarding financial policies and matters of corporate finance.
Director Members:
William M. Rue, Chairperson	S. Griffin McClellan III
W. Marston Becker	Gregory E. Murphy
William M. Kearns, Jr.	Ronald L. O’Kelley

Salary and Employee Benefits Committee
The following table provides information on the composition and activities of the Salary and Employee Benefits Committee:

Written Charter is available on the Corporate Governance section of www.selective.com	2007 Meetings: 6
Responsibilities:
• Oversee, review, and administer all compensation, equity, and employee benefit plans and programs related to Selective’s and its subsidiaries’ employees and management.
• Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.
• Review annually and approve Selective’s compensation strategy for employees.
• Review annually and determine the individual elements of total compensation of the CEO and other members of Senior Management.
• Review and approve compensation for non-employee directors.
Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Paul D. Bauer	Yes
John C. Burville	Yes
Ronald L. O’Kelley	Yes

Stockholder Communications
Stockholders so desiring may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, NJ 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.
Code of Conduct
Selective has adopted a Code of Conduct which sets forth the guiding principles of business ethics for all Selective personnel, including executive officers. The Code of Conduct can be found under the Corporate Governance section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website, www.selective.com.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophy of our Executive Compensation Program
The Salary and Employee Benefits Committee (“SEBC”) of Selective’s Board of Directors, oversees executive compensation. Selective seeks to attract and retain talented and qualified executives by paying compensation that is generally targeted at the 50th percentile or greater of compensation paid by comparable companies in the property and casualty insurance industry. A primary purpose of our compensation programs is to motivate executives to achieve our corporate objectives and increase shareholder value. Accordingly, we tie our annual incentive awards to pre-determined strategic and financial business objectives and individual objectives, and we align our long-term compensation to the generation of long-term stockholder value over time.
The SEBC retains an outside executive compensation consultant (the “Compensation Consultant”) whose representative attends SEBC meetings as requested, reviews senior executive compensation, prepares comprehensive competitive compensation analyses for Selective’s named executive officers, and makes recommendations regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other named executive officers. Historically, the SEBC had retained Hewitt Associates, LLC (“Hewitt”) as the Compensation Consultant. In April 2007, the SEBC was informed that the principal of the Compensation Consultant with primary responsibility for advising the SEBC would be leaving Hewitt to take a position with EXEQUITY, LLP (“EXEQUITY”). At that time, there was consensus by the SEBC to engage EXEQUITY as the Compensation Consultant, and enter into an agreement with EXEQUITY. In 2007, amounts paid to EXEQUITY and Hewitt for executive compensation consulting services were $7,751 and $20,288, respectively.
Design Considerations of the Executive Compensation Program
Our executive compensation program consists of the following key elements:
•	Base salary;

•	Annual cash incentive payments;

•	Long-term incentive awards in the form of stock options, performance-based restricted stock, and performance-based cash incentive units; and

•	Retirement and deferred compensation plans.
Each of the above elements was selected to respond to the market-based realities of attracting and retaining quality executives and to align executives’ efforts and results with the interests of Selective’s stockholders.
When making compensation decisions, the SEBC believes that it is important to be informed on compensation practices at publicly traded companies, in general, and property and casualty insurance holding companies, in particular. Accordingly, the Compensation Consultant performs an annual analysis of compensation paid to our named executive officers. This analysis compares base salary, annual cash incentives, total cash compensation, long-term incentives, and total compensation paid by Selective against three external benchmark insurance groups. Compensation data from these three groups is obtained from filed proxy statements, the Property & Casualty Insurance Compensation Survey (the “PCICS”), and an insurance industry compensation survey. Additional information, including a listing of the companies in each of these three groups and details regarding our benchmarking process is contained in the section entitled “Benchmarking.” In making compensation determinations for our Chief Investment Officer, market data is analyzed from both the PCICS and the McLagan Partners Investment Management Survey (the “McLagan Survey”), a recognized source for pay data for investment professionals. Additional information about the McLagan Survey is also provided under the section titled “Benchmarking.”

Tax Treatment and Accounting
To the extent practicable, the SEBC intends to preserve deductibility under the Internal Revenue Code for performance-based compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code prohibits publicly owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and not paid pursuant to a stockholder approved plan. Selective has two performance-based stockholder approved plans; the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Omnibus Stock Plan”) and the Selective Insurance Group, Inc. Cash Incentive Plan (the “Cash Incentive Plan”).
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (“FAS 123R”), which requires that compensation expense be measured on the income statement for all share-based payments (including employee stock options) at grant date fair value of the equity instruments. Selective adopted this accounting pronouncement on January 1, 2005.
Benchmarking
At least once a year, the SEBC compares the individual targeted compensation and actual paid compensation of our named executive officers with external data from groups of comparator companies. In 2007, Hewitt and EXEQUITY furnished the SEBC with information on the following benchmark insurance groups and the McLagan Survey that contained market data for named executive officer positions. The SEBC believes that these sources provide comprehensive information regarding Selective’s relative compensation position. By considering these multiple market references, the SEBC believes it can be less concerned about potential anomalies which may occur in a single market data point.
•	Market/Product Group — organizations that compete with Selective in the sale of products and services;

•	Size Group — companies of similar size;

•	Property and Casualty Insurance Compensation Survey (PCICS); and

•	McLagan Partners Investment Management Survey.
The companies that are included in each of these benchmark insurance groups are as follows:

Market/Product Group	Peer Size Group
The Chubb Corporation	Arch Capital Group, Ltd.
Cincinnati Financial Corporation	Commerce Group, Inc.
CNA Financial Corporation	Hanover Group
EMC Insurance Group Inc.	MaxCapital Group Ltd.
Hanover Group	Mercury General Corporation
Harleysville Group, Inc.	Ohio Casualty Corporation
Hartford Financial Services Group	Old Republic International Corporation
Ohio Casualty Corporation	Radian Group Inc.
PMA Capital Corporation	Unitrin, Inc.
Safeco Corporation	Zenith National Insurance Corp.
The Travelers Companies, Inc.
State Auto Financial Corporation

Property & Casualty Insurance Compensation Survey

ACE	Great American Insurance Group
Acuity	Hanover Group
Allstate Insurance Company	Harleysville Group, Inc.
American Family Insurance	Hartford Financial Services Group
American International Group	Liberty Mutual Insurance Group
Argonaut Group, Inc.	Main Street America Group
The Auto Club Group	Mercury General Corporation
Automobile Club of Southern California	MetLife
California State Automobile Association	Nationwide
Central Insurance Companies	Ohio Casualty Corporation
The Chubb Corporation	One Beacon Insurance Company
CNA Financial Corporation	PMA Capital Corporation
Country Insurance & Financial Services	Safeco Corporation
Crum & Forster	Sentry Insurance
Erie Indemnity Company	The Travelers Companies, Inc.
Farmers Insurance Group	State Farm Insurance Company
FBL Financial Group, Inc.	USAA
Fireman’s Fund Insurance Company	Utica National Insurance Group
GEICO	Winterthur North America
GE Insurance	Zenith National Insurance Corp.
Zurich North America
McLagan Partners Investment Management Survey — Insurance Companies

40/86 Advisors, Inc	Mutual of Omaha
Advantus Captial Management, Inc	Nationwide Insurance
AEGON USA	New York Life Investment Management LLC
Aetna, Inc.	Northwestern Mutual Life Insurance Company
AIG Global Investment Group	OneAmerica Financial Partners
Allianz Life Insurance of North America	Opus Investment Management (Hanover Ins)
Allstate Investments, LLC	Pacific Life Insurance Company
Assurant, Inc	PartnerRe Asset Management Company
AVIVA USA (formerly AmerUs)	PPM America, Inc.
AXA Equitable	Principal Global Investors
The Chubb Corporation	Progressive Corporation
CIGNA Investment Management	Prudential Financial
Country Insurance & Financial Services	Security Benefit Corporation
CUNA Mutual Group	Sentinel Asset Management, Inc.
FBL Financial Group	Sentry Insurance
Genworth Financial	Standard Life Investments (USA) Limited
Guardian Life Insurance Company	State Farm Insurance Companies
Hartford Investment Management Company	Sun Life Financial
ING Investment Managment	Swiss Re
Liberty Mutual	TIAA-CREF
MBIA Asset Management	The Travelers Companies, Inc.
MetLife Investments	USAA Investment Management Company
MFC Global Investment Management
Mutual of Omaha
Modern Woodmen of America
For named executive officers other than the CEO, the SEBC takes into account the recommendations made by the CEO based on his assessment of each named executive officer’s performance for the year, continued contributions to the company and potential for advancement. The SEBC gives the CEO’s recommendations significant weight in the evaluation process but final decisions on named executive officer compensation are made by the SEBC. The SEBC also considers the medians of the benchmark groups in addition to pre-established guidelines regarding award amounts, company performance, retention issues, internal equity, and advancement in abilities, experience, and responsibilities.
Allocation Between Current and Long-Term Compensation
Selective allocates compensation between currently paid components, principally comprised of an established base salary and a variable annual cash incentive, and variable long-term components that link compensation opportunities for executives to both short-term and long-term financial and strategic objectives.
Elements of Current Compensation
Base Salary
Selective’s base salary provides stable, competitive compensation and takes into account scope of responsibility, relevant background, training, and experience. The SEBC also considers competitive market data for similar positions and overall market demand for each position. Generally, the SEBC believes base salaries should be aligned with market trends for executives in similar positions and with similar responsibilities at comparable companies. When establishing the 2007 base salaries of the named executive officers, the SEBC considered a number of additional factors, including:
•	the functional role of the position;

•	the level of responsibility;

•	growth of the executive in the role, including skills and competencies;

•	the contribution and performance of the executive; and

•	the organization’s ability to replace the executive.
In determining the 2007 base salary for Mr. Murphy, the SEBC considered the overall performance of the organization and Mr. Murphy’s individual performance, as well as, base pay levels of CEOs in the benchmark groups. This comparison showed that Mr. Murphy’s base salary was slightly higher than the medians of the Market/Product Group and Size Group, but aligned with the median of the PCICS group. Consequently, the SEBC concluded that Mr. Murphy’s base salary was appropriately positioned when compared with competitive norms and no salary increase was provided to him in 2007.
Based on the other named executive officers’ contributions to Selective’s growth, reviews of their comprehensive performance appraisals by Mr. Murphy, the potential for voluntary departures and cost and difficulty of replacement, the SEBC approved increases in the 2007 annual base salary rates for Mr. Thatcher from $350,000 to $415,000; Mr. Ochiltree from $430,000 to $460,000; Mr. Connell from $380,000 to $450,000; and Mr. Guthrie from $352,000 to $400,000. These increases were made in the course of the normal annual performance and salary review process, and for Mr. Connell, also reflects an additional increase in late 2007 provided in connection with his appointment as Chief Administrative Officer.
Annual Cash Incentive Payment
Selective’s annual cash incentive payment program (“ACIP”) is based on near-term strategic and financial organizational goals as well as pre-established individual goals and objectives, and is intended to link a meaningful portion of annual cash compensation to the achievement of these goals. For 2007, most of Selective’s executives, including the named executive officers, other than the Chief Investment Officer, were eligible to be considered for an annual cash incentive payment under the Cash Incentive Plan, which was approved at the 2005 Annual Meeting of Stockholders. Each year, the SEBC approves annual strategic and financial goals, which, if attained, result in the funding of an ACIP award pool. An individual’s ACIP is based on position grade level, achievement of various corporate strategic initiatives and a corporate financial measure established for the ACIP, and individual employee performance. For 2007, corporate goals for the ACIP were based on the achievement of six equally weighted strategic initiatives which could account for the funding of up to

36% of the ACIP award pool, and a range of statutory combined ratios (a measurement commonly used within the property and casualty insurance industry to measure underwriting profit or loss — a statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss) from 95.0% to 101.0%, that could result in the funding of between 0% and 78% of the ACIP award pool. If none of the ACIP goals were achieved, no ACIP would be paid.
The six (6) strategic initiatives for 2007 were as follows:
     Market Planning
o	Specified number of new agency appointments
     Premium Growth (2 of 3)
o	Commercial Lines: Designated percentage of certain agents achieving new business targets

o	Personal Lines: Increase average monthly auto quote activity to a targeted monthly rate

o	Targeted increase in designated Business Owner Policy accounts, priced within a specified range
     Profitability
o	Specified improvement in workers compensation managing price and retention by decile

o	Specified increase in total commercial lines renewal rate (including exposure)
     Technology
o	Specified amount of new commercial premium entered via xSELerate®
     Claims
o	Specified savings through workers compensation managed care initiatives
     Selective HR Solutions
o	Produce targeted number of worksite lives through Selective agents
Based on the attainment of a statutory combined ratio for 2007 of 97.5% and the achievement of four of the six strategic initiatives, the 2007 ACIP award pool was paid out at 63% of its funding target.
The payment opportunities for 2007 ACIP for the CEO and the other named executive officers (other than the Chief Investment Officer) were based on competitive market levels and set as a percentage of annual base salary relative to corresponding levels of performance against the program’s performance goals. The SEBC can exercise discretion to award incentives in amounts lower than the maximums outlined below or to award no incentives at all.

2007 ACIP Opportunity Based On Goal Achievement

Officer	Title	Maximum ACIP Opportunity
Gregory E. Murphy	Chairman, President & CEO	200% of base salary

Dale A. Thatcher	Executive Vice President & CFO	150% of base salary

Jamie Ochiltree, III	Senior Executive Vice President	175% of base salary

Richard F. Connell	Senior Executive Vice President	175% of base salary
For 2007, Mr. Murphy’s annual cash incentive was $900,000 or 100% of base salary, as compared with $1,500,000 or 166% of base salary paid to him for 2006. In evaluating Mr. Murphy’s performance in 2007, the SEBC utilized a comprehensive written performance review which was compiled from submissions by all non-executive members of the company’s Board of Directors. As CEO, Mr. Murphy had ultimate responsibility for the achievement of the financial and strategic goals described above. Since the company did not meet certain of its stated strategic and financial objectives, the

SEBC felt the reduction in his ACIP was warranted and in keeping with the pay for performance philosophy of the company.
For each of the other named executive officers other than the Chief Investment Officer (who instead participates in the Investment Compensation Program) annual cash incentive payments were determined by the SEBC based on overall company performance, as well as the achievement of key department initiatives established in the first quarter of the year, and individual performance, and included the following:
Mr. Thatcher — In addition to his general management accountabilities for overall enterprise goal achievement, Mr. Thatcher completed a number of complex capital management transactions including the redemption of senior convertible debt and implementation of various tax strategies. He significantly improved internal mechanisms to manage treasury functions and specific accounting capabilities. Mr. Thatcher was also responsible for managing an expanded investor relations function, was the principal architect of the company’s corporate financial redesign and he created an enterprise risk management function to coordinate and strengthen existing company practices.
Mr. Ochiltree — In his role as head of Insurance Operations, Mr. Ochiltree was responsible for the achievement of revenue growth, the overall management of the company’s branch and diversified insurance services organizations and claims, underwriting, and strategic business units. Under his direction, the company exceeded its 2007 new business goal, expanded the use of its One & Done business process and significantly grew agent adoption and use of the company’s seamless business process, xSELerate® and completed a two-year plan to reduce the combined ratio for the workers compensation line of business by over seven points. In 2007, operations exceeded the targeted number of new agency appointments by 43%, in addition to meeting specific goals within the diversified insurance services operations, and implementing a series of notable improvements in our claims operations.
Mr. Connell — As Chief Administrative Officer, Mr. Connell led the company’s project management discipline which significantly contributed to the progress of the company’s Knowledge Management and Predictive Modeling processes and the acquisition of new business. Mr. Connell’s 2007 performance evaluation also took into account the successful installation of automated solutions for commercial lines of business in Massachusetts and three additional states for Personal Lines, in addition to the upgrade in systems and systems support for Selective HR Solutions, the company’s affiliated professional employer organization operation. Mr. Connell provided oversight in the implementation of a treasury interface system and provided active leadership and direction for the Strategic Management Office.
The Chief Investment Officer’s annual cash incentive compensation is not paid under the ACIP program but is instead paid under the Investment Compensation Program. This program measures overall investment results against stated benchmarks for both fixed income and equity portfolio performance. For 2007, annual cash incentive payments to the Chief Investment Officer and other company investment professionals were calculated based on results achieved over one-year and two-year performance periods. If investment results are below those benchmarks, the program’s annual incentive cash award pool is reduced. If the investment team exceeds the benchmarks, the pool is increased. A final investment factor (pool modifier) is calculated each year after investment results are calculated. The 2007 pool modifier was approximately 124%. Listed below are the 2007 investment program performance measures:
Equity — Achieve portfolio performance as compared with the S&P 500 Index
Fixed Income — Achieve portfolio performance as compared with the custom blended Lehman weighted average debt indices
Mr. Guthrie — As Chief Investment Officer, Mr. Guthrie’s performance is measured against overall investment results. Investment results for the equity portfolio were significantly higher than the

S&P 500, whereas fixed income results were below expectations. In 2007 after-tax investment income exceeded the budgeted target by 1.4% or approximately $1.8 million. Mr. Guthrie was responsible for the implementation of various state of the art risk measurement and analysis tools utilized to effectively control investment risk. Notably, the company’s fixed income portfolio contained no direct sub-prime exposure. Mr. Guthrie was also responsible for the successful completion of various improvements to the investments of the company’s defined benefit pension plan and defined contribution benefit plan, and for continuing to build investment expertise and research capability within the Investment Department.
Long-Term Incentive Program Award (“LTIP”) Funding
For each eligible employee, including the named executive officers, a dollar denominated target award is established. To determine the amount of the total LTIP award pool, all individual target award amounts are aggregated. For employees below the officer level, participation in the LTIP is limited to a select group of high performers in the company.
Elements of Long-Term Compensation
Selective uses both cash and non-cash vehicles to deliver long-term compensation, which is consistent and competitive with the market practices of Selective’s benchmark insurance groups. This approach also takes into account Selective’s prior commitment made in its 2005 proxy statement to maintain a three-year average annual share utilization “burn-rate” of not greater than two percent (2%) for awards granted under the Omnibus Stock Plan, including awards to the named executive officers (“Burn-Rate Commitment”). The average share utilization burn-rate for the three-year period ended December 31, 2007 for grants under the Omnibus Stock Plan was 1.16%; within the prior Burn-Rate Commitment.
Selective views long-term compensation as a retention tool for Selective’s named executive officers, and as a vehicle to help focus these executives on long-term goals. By granting performance-based restricted stock and performance-based cash incentive units with three-year performance periods and options with three-year ratable vesting periods, Selective encourages executive officers to continue their tenure with Selective, while aligning such executive’s interests with those of Selective stockholders. In determining the amount of long-term compensation awards in 2007, the SEBC looked at several factors, including: (i) the individual executive’s performance during the previous year, including the achievement of department initiatives and other projects and endeavors accomplished throughout the year, as outlined above; (ii) the executive officer’s total compensation in comparison to benchmark data; and (iii) Selective’s desire to encourage long-term retention of high-performing executives. The SEBC compared Selective’s performance, including combined ratios, revenue growth, net premium written growth, and total shareholder return, to the performance of the companies in the benchmark insurance groups to help ensure that Selective’s executive officers are being adequately and competitively compensated for the results they have achieved for Selective.
For certain executives, including the named executive officers, long-term compensation awards are allocated among three components: stock options, performance-based restricted stock and performance-based cash incentive units.
Stock Options
Stock options are allocated to the CEO and other named executive officers on a portion of the monetized value of the executive’s long-term compensation award. As the value delivered by a stock option is dependent on the increase in value of the underlying shares, an award of this nature is also aligned with the interests of stockholders. Options are awarded under the Omnibus Stock Plan at fair market value (the closing price of Selective’s common stock as quoted on NASDAQ on the date of grant) (“Fair Market Value”) and they vest ratably over three years, beginning on the first anniversary of the date of grant. The value of any executive’s stock option grant is limited to a Fair Market Value on date of grant of $100,000, so that the grant would qualify for incentive stock option (“ISO”) tax treatment. Selective’s use of options has been generally lower than other financial services companies and is consistent with the Burn-Rate Commitment.
Performance-Based Restricted Stock
For 2007, seventy-five percent (75%) of the remaining monetized value of an executive’s long-term compensation is delivered in performance-based restricted stock under the Omnibus Stock Plan. Performance-based restricted stock grants are subject to certain performance measures that are set annually by the SEBC. The 2007 grants are subject to the following conditions:
•	Three-year vesting period; and

•	Achievement at any time during the vesting period of either: (i) a cumulative return on equity of twenty percent (20%) (excluding unrealized gain occurring after December 31, 2006), or (ii) a ten percent (10%) cumulative growth in net premiums written.
Cash dividends are paid on performance-based restricted stock at the same dividend rate paid to all Selective stockholders. This use of restricted stock clearly aligns this component of executives’ compensation with overall corporate performance and stockholder interests.
Performance-Based Cash Incentive Units
The remaining twenty-five percent (25%) of the monetized value of an executive’s long-term compensation is delivered through cash incentive units granted under the Cash Incentive Plan. Grants made in 2007 are subject to the following conditions:
•	Three-year performance period;

•	The value of each cash incentive unit initially awarded increases or decreases to reflect total shareholder return on Selective common stock over the three-year performance period for the award; and

•	The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory net premium written growth relative to a peer index, and (ii) cumulative three-year statutory combined ratio relative to a peer index. Awards are earned at target level if these performance measures are between the 45th and 54.9th percentile of the peer group. If both measures are at or above the 80th percentile, 200% of the units initially awarded are earned. If both measures are below the 35th percentile, 0% of the units initially awarded are earned.
The group (the “Cash Incentive Unit Peer Group”) established for comparing Selective’s performance for the purposes of determining the ultimate number of performance-based cash incentive units awarded consists of the following companies:

Auto-Owners Insurance Group	CNA Group LLC
Liberty Mutual Group Inc.	The Travelers Companies, Inc.
Hartford Fire Group	Harleysville Group Inc.
Safeco Insurance Company of America	Utica National Insurance Group
Erie Insurance Exchange	Hanover Insurance Group, Inc.
Cincinnati Financial Corporation	W. R. Berkley Corporation
Onebeacon Insurance Group LLC
Use of the cash incentive units in lieu of stock options or restricted stock also conserves share usage consistent with the Burn-Rate Commitment. As the cash incentive unit grants take into account Selective’s three-year performance relative to its peer group and total shareholder return on its common stock, this award is also directly linked to company performance and the interests of stockholders.

Timing of Awards
Generally, stock option, restricted stock, and cash incentive unit awards were granted in January or February of each year in connection with the SEBC’s regularly scheduled first quarter meeting. It was at this time that the SEBC and the Board of Directors, at their respective meetings, reviewed final year-end results for the prior year and the SEBC made final determinations on compensation.
Stock Ownership Requirements
Selective believes that stock ownership by Directors and management encourages the enhancement of stockholder value and, accordingly, has adopted, effective January 31, 2008, the following common stock ownership guidelines for Directors and certain officers as part of its Corporate Governance Guidelines posted on Selective’s public website www.selective.com:
•	Each director shall, within five (5) years of his or her first election to the Board, beneficially own at least four (4) times the cash value of his or her annual retainer in shares of Selective common stock. Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units not yet vested and shares of Selective common stock held in benefit plan investments (i.e. 401(k) Plan) are considered in determining such ownership. Unexercised stock options are not counted in calculating ownership. Deferred stock units held in the accounts of Directors under the Deferred Compensation Plan for Directors are counted in calculating ownership.

•	The current requirements for certain officers of Selective are as follows:

Chairman, President & CEO	4 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents	1.5 x base salary
The above stock ownership requirements for officers must be met no later than December 31, 2013, or within five (5) years from the attainment of the above officer status, whichever is later. Base salary increases during the five (5) year period will require the ultimate ownership requirements to increase when shares are valued on the December 31 following such increase. Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units not yet vested and shares of Selective common stock held in benefit plan investments (i.e. 401(k) Plan) are considered in determining such ownership. Unexercised stock options are not counted in calculating stock ownership.
Role of Executive Officers in Determining Compensation
The SEBC makes all final determinations with respect to executive officers’ compensation, primarily based on information provided by its independent compensation consultant. Selective’s Chief Executive Officer does make recommendations to the SEBC relating to the compensation of executive officers who directly report to him, but the SEBC has full autonomy in determining executive compensation. As part of their responsibilities, the Executive Vice President of Human Resources, and certain other human resource officers, provide information to the SEBC regarding the overall design of the executive compensation program and its individual components.
Retirement and Deferred Compensation Plans
Selective’s lead insurance subsidiary, SICA, maintains a non-contributory defined benefit pension program consisting of a tax qualified defined benefit pension plan (the “Retirement Income Plan”) and a supplemental employee retirement plan and maintains health and welfare benefit plans in which eligible employees, including the named executive officers, participate. The pension program is more fully described in the section entitled “Pension Benefits” beginning on page 32.

SICA offers a tax qualified defined contribution plan (the “Retirement Savings Plan”) to employees, including the named executive officers, who meet eligibility requirements. Participants, other than highly compensated employees as defined by the Internal Revenue Service, can contribute 50% of their defined compensation to the Retirement Savings Plan, up to $15,500 in 2007. Highly compensated employees are limited to 8% of their defined compensation, up to $15,500 in 2007. Contributions by participants are matched 65% by SICA up to a maximum of 7% of defined compensation. Participants over the age of 50, including certain of the named executive officers, may make an additional $5,000 catch-up contribution to the Retirement Savings Plan, pursuant to the Internal Revenue Code, which contribution is not eligible for a company match. Effective January 1, 2006, the Retirement Savings Plan was amended to include additional enhanced matching contributions and non-elective contributions for otherwise eligible employees who, because of a date of hire after December 31, 2005, are not eligible to participate in the Retirement Income Plan. None of the named executive officers are eligible for the enhanced matching or the additional non-elective contributions.
Under SICA’s Deferred Compensation Plan, executives, including the named executive officers, may defer up to 50% of their base salary and/or up to 100% of their ACIP. To the extent not matched in the Retirement Savings Plan, due to limitations under the Internal Revenue Code, Selective will match 65% of up to 7% of an executive’s base salary contributed to the Deferred Compensation Plan. Additional information regarding the deferred compensation is included under “Nonqualified Deferred Compensation” on page 33.
Employment Agreements
Selective has entered into employment agreements containing change in control provisions. The employment agreements are described under “Employment Agreements and Potential Payments Upon Termination or Change of Control” beginning on page 35.

Summary Compensation Table
The following Summary Compensation Table reflects the compensation earned by or paid to the named executive officers. Other tables that follow provide more detail about the specific types of compensation.

						Non-Equity	Change in
						Incentive	Pension Value
						Plan	and Nonqualified	All Other
Name				Stock	Option	Compen-	Deferred	Compen-
and		Salary	Bonus	Awards	Awards	sation	Compensation	sation	Total
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)
Gregory E. Murphy	2007	900,000	0	1,876,425	25,633	900,000	85,449	40,989	3,828,496
Chairman, President & Chief Executive Officer	2006	876,923	0	2,460,513	28,066	1,500,000	158,637	42,900	5,067,039

Dale A. Thatcher	2007	405,000	0	207,953	15,664	300,000	13,696	18,428	960,741
Executive Vice President, Chief Financial Officer and Treasurer	2006	342,308	0	242,166	17,152	420,000	14,245	17,075	1,052,946

Jamie Ochiltree, III	2007	455,385	0	634,434	25,633	350,000	39,410	21,939	1,526,801
Senior Executive Vice President, Insurance Operations	2006	423,846	0	400,384	19,561	580,000	46,900	23,727	1,494,418

Richard F. Connell	2007	411,538	0	561,175	24,318	350,000	49,037	19,250	1,415,318
Senior Executive Vice President and Chief Administrative Officer	2006	375,385	0	327,237	18,351	485,000	44,406	17,755	1,268,134

Kerry A. Guthrie	2007	392,615	0	607,940	25,633	495,000	49,640	20,762	1,591,590
Executive Vice President & Chief Investment Officer	2006	347,077	0	338,280	20,047	400,000	59,761	18,263	1,183,428

(1)	The amounts in this column include portions of salary that certain named executive officers have deferred into SICA’s Deferred Compensation Plan. Such amounts are also included in the Nonqualified Deferred Compensation table on page 33.

(2)	This column reflects amounts recognized as expense for the 2007 and 2006 grants of performance-based restricted stock and performance-based cash incentive unit awards. Grants of performance-based restricted stock were made pursuant to the Omnibus Stock Plan, under which such shares vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of cash incentive unit awards were made pursuant to the Cash Incentive Plan, under which such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect total shareholder return on Selective common stock over the three-year performance period for the award. The number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory net premium written growth relative to a peer index, and (ii) cumulative three-year statutory combined ratio relative to a peer index. Restricted stock and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. Amounts recognized as expense for performance-based restricted stock and performance-based cash incentive unit awards granted in 2006 to the named executive officers are as follows: Mr. Murphy: $709,476 restricted stock and $1,751,037 cash incentive units; Mr. Thatcher: $69,838 restricted stock and $172,328 cash incentive units; Mr. Ochiltree: $86,082 restricted stock and $314,302 cash incentive units; Mr. Connell: $77,237 restricted stock and $250,000 cash incentive units; and Mr. Guthrie: $71,067 restricted stock and $267,213 cash incentive units. Amounts recognized as expense for performance-based restricted stock and performance-based cash incentive unit awards granted in 2007 to the named executive officers are as follows: Mr. Murphy: $1,331,279 restricted stock and $545,146 cash incentive units; Mr. Thatcher: $147,518 restricted stock and $60,435 cash incentive units; Mr. Ochiltree: $450,016 restricted stock and $184,418 cash incentive units; Mr. Connell: $398,125 restricted stock and $163,050 cash incentive units; and Mr. Guthrie: $431,302 restricted stock and $176,638 cash incentive units. The expense reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock grants are probable of being attained; (ii) per units values for the 2007 and 2006 cash incentive unit awards of $81.89 and $109.69, respectively; and (iii) a 150% peer group unit multiplier for the 2007 and 2006 grants.

(3)	This column reflects amounts recognized as expense for the 2007 and 2006 option grants. The grant date fair value of these grants is calculated using the Black-Scholes option valuation method, in accordance with FAS 123R. For a discussion of the weighted-average assumptions used in the valuation of these awards, see Item 8. Financial Statements and Supplementary Data, Note 18, Share-Based Payments, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2007. Grants were made pursuant to the Omnibus Stock Plan, under which such options vest one-third each year, beginning the first anniversary of the grant date. The grants are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

(4)	Amounts in this column include ACIP awards earned in 2007 and paid in March 2008 under the Cash Incentive Plan for Messrs. Murphy, Thatcher, Ochiltree and Connell, and for Mr. Guthrie, includes the annual incentive compensation payment earned in 2007 and paid in March 2008 under the Investment Compensation Program, and ACIP awards earned in 2006 and paid in 2007 to each of the named executive officers.

(5)	Amounts in this column reflect the actuarial increase in the present value of each named executive officer’s pension benefits under all defined benefit pension plans of the company, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no above-market or preferential earnings on deferred compensation under the company’s nonqualified deferred compensation program.

(6)	For 2006, amounts in this column for each named executive officer reflect the following:
•	Mr. Murphy: $33,075 of company matching contributions to Mr. Murphy’s Deferred Compensation Plan, $3,000 for tax preparation services, and $6,825 of company matching contributions to Mr. Murphy’s 401(k) plan.

•	Mr. Thatcher: $13,312 of company matching contributions to Mr. Thatcher’s Deferred Compensation Plan, $1,500 for tax preparation services, and $2,263 of company matching contributions to Mr. Thatcher’s 401(k) plan.

•	Mr. Ochiltree: $9,535 of company matching contributions to Mr. Ochiltree’s Deferred Compensation Plan, $3,000 for tax preparation services, $9,750 of company matching contributions to Mr. Ochiltree’s 401(k) plan, and $1,442 representing the difference between the market rate of interest and the actual rate of interest on indebtedness to the company.

•	Mr. Connell: $7,330 of company matching contributions to Mr. Connell’s Deferred Compensation Plan, $675 for tax preparation services, and $9,750 of company matching contributions to Mr. Connell’s 401(k) plan.

•	Mr. Guthrie: $12,936 of company matching contributions to Mr. Guthrie’s Deferred Compensation Plan, $1,660 for tax preparation services, $2,937 of company matching contributions to Mr. Guthrie’s 401(k) plan, and $730 representing the difference between the market rate of interest and the actual rate of interest on indebtedness to the company.

For 2007, amounts in this column for each named executive officer reflect the following:
•	Mr. Murphy: $30,875 of company matching contributions to Mr. Murphy’s Deferred Compensation Plan, and $10,114 of company matching contributions to Mr. Murphy’s 401(k) plan.

•	Mr. Thatcher: $15,569 of company matching contributions to Mr. Thatcher’s Deferred Compensation Plan, and $2,859 of company matching contributions to Mr. Thatcher’s 401(k) plan.

•	Mr. Ochiltree: $10,645 of company matching contributions to Mr. Ochiltree’s Deferred Compensation Plan, $10,075 of company matching contributions to Mr. Ochiltree’s 401(k) plan, and $1,219 representing the difference between the market rate of interest and the actual rate of interest on indebtedness to the company.

•	Mr. Connell: $8,650 of company matching contributions to Mr. Connell’s Deferred Compensation Plan, $525 for tax preparation services, and $10,075 of company matching contributions to Mr. Connell’s 401(k) plan.

•	Mr. Guthrie: $14,790 of company matching contributions to Mr. Guthrie’s Deferred Compensation Plan, $2,280 for tax preparation services, $3,075 of company matching contributions to Mr. Guthrie’s 401(k) plan, and $617 representing the difference between the market rate of interest and the actual rate of interest on indebtedness to the company.
Grants of Plan Based Awards

										Grant Date
				Estimated Future Payouts Under Equity						Fair Value
				Incentive Plan Awards(2)						of Cash
		Estimated Future							Exercise	Incentive
		Payouts Under Non-					Restricted		or Base	Unit,
	Grant	Equity Incentive Plan					Stock	Option	Price of	Restricted
Name	Date	Awards(1)		Cash Incentive Unit Awards(3)			Awards (#)	Awards (#)	Option	Stock,
									Awards	and Option
		Minimum	Maximum	Threshold	Target	Maximum	Maximum	Maximum	($/Sh)	Awards(4)
		($)	($)	(#)	(#)	(#)	(#)	(#)		($)
Gregory E. Murphy	1/30/07	0	1,800,000	2,219	4,438	8,876	48,516	3,480	27.44	1,800,058

Dale A. Thatcher	1/30/07	0	622,500	738	1,476	2,952	16,128	3,480	27.44	615,132

Jamie Ochiltree, III	1/30/07	0	805,000	751	1,501	3,002	16,400	3,480	27.44	625,095

Richard F. Connell	1/30/07	0	717,500	719	1,438	2,876	15,718	3,480	27.44	600,081

Kerry A. Guthrie	1/30/07	0	600,000	719	1,438	2,876	15,718	3,480	27.44	600,081

(1)	For Messrs. Murphy, Thatcher, Ochiltree, and Connell, amounts represent minimum and maximum potential ACIP award to each named executive officer under our Cash Incentive Plan for 2007. Maximum awards reflect the maximum ACIP award established by the SEBC pursuant to the requirements of Section 162(m) of the Internal Resource Code. For Mr. Guthrie, the amounts represent the minimum and maximum potential annual cash incentive award under the Investment Compensation Plan. Actual payouts of the above-referenced awards are included in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table”. For information regarding the ACIP and the annual cash incentive payment under the Investment Compensation Plan, see the section of the Compensation Discussion and Analysis beginning on page 21 entitled “Annual Cash Incentive Payment.”

(2)	Performance-based cash incentive unit awards are granted under the Cash Incentive Plan, and performance-based restricted stock awards and stock option awards are granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see pages 24-25 of the Compensation Discussion & Analysis.

(3)	The number of performance-based cash incentive units paid can range from 0-200%, and therefore, has the potential to pay $0. The threshold selected represents 35-44.9th percentile of the Cash Incentive Unit Peer Group; the target represents 45-54.9th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than 80th percentile of the Cash Incentive Unit Peer Group.

(4)	This column includes restricted stock awards calculated at grant date fair value, cash incentive unit awards with an initial value of $100 per unit, and stock options valued at the Black-Scholes value on the date of grant.

Outstanding Equity Awards at Fiscal Year End
The following table shows the unexercised options and unvested stock awards to our named executive officers as of December 31, 2007:

	Option Awards				Stock Awards
									Equity
									Incentive
									Plan
	No. of								Awards:
	Securities	No. of					Equity		Market or
	Under-	Securities					Incentive		Payout Value
	lying	Under-					Plan		of Unearned
	Unexer	lying				Market Value	Awards: No. of		Shares, Units
	cised	Unexer-			No. of Shares	of Shares or	Unearned		or Other
	Options	cised	Option		or Units of	Units of Stock	Shares, Units		Rights That
	(#)	Options (#)	Exercise	Option	Stock That	That Have Not	or Other Rights		Have Not
	Exercis-	Unexer-	Price	Expiration	Have Not	Vested	That Have Not		Vested
Name	able	cisable(1)	($/Sh)(2)	Date	Vested (#)(3)(4)	($)	Vested		($)(7)
Gregory E. Murphy	6,832		7.594	02/03/2010	48,516	1,115,383	10,642	(5)	1,911,942
	21,062		11.1875	02/06/2011			4,438	(6)	726,856
	10,362		10.375	02/05/2012
	11,394		11.6175	02/04/2013
	10,000		17.395	02/03/2014
	10,000		22.025	02/01/2015
	1,160	2,320	28.74	01/30/2016
		3,480	27.44	01/30/2017

Dale A. Thatcher	10,000		22.025	02/01/2015	19,333	444,466	3,142	(5)	564,492
	1,160	2,320	28.74	01/30/2016	18,979	436,327	1,476	(6)	241,739
		3,480	24.77	01/30/2017	7,290	167,597
					16,128	370,783

Jamie Ochiltree, III	7,500		9.375	11/03/2008	16,400	377,036	3,502	(5)	629,169
	7,120		7.594	02/03/2010			1,501	(6)	245,834
	14,000		11.1875	02/06/2011
	9,638		10.375	02/05/2012
	14,000		11.6175	02/04/2013
	1,160	2,320	28.74	01/30/2016
		3,480	27.44	01/30/2017

Richard F. Connell	10,000		22.025	02/01/2015	19,333	444,466	3,292	(5)	591,441
	1,160	2,320	28.74	01/30/2016	18,979	436,327	1,438	(6)	235,516
		3,480	27.44	01/30/2017	7,638	175,598
					15,718	361,357

Kerry A. Guthrie	4,000		9.375	11/03/2008	15,718	361,357	2,842	(5)	510,594
	4,000		7.594	02/03/2010			1,438	(6)	235,516
	4,500		11.1875	02/06/2011
	10,000		10.375	02/05/2012
	12,000		11.6175	02/04/2013
	8,000		17.395	02/03/2014
	10,000		22.025	02/01/2015
	1,160	2,320	28.74	01/30/2016
		3,480	27.44	01/30/2017

(1)	The options listed in this column vest ratably over three years beginning on the first anniversary of the date of grant.

(2)	The exercise price of option grants issued under the Omnibus Stock Plan is the closing market price on the date of the grant. The exercise price on options grants issued under previous equity plans is the average of the high and the low market price on the date of grant.

(3)	In the event of a termination of employment on or after an individual’s “Early Retirement Date,” as defined under the Retirement Income Plan for Selective Insurance Company of America, holders of performance-based restricted stock awards are fully vested in such awards subject to the attainment of applicable performance measures. Early Retirement Dates for the named executive officers are as follows: Mr. Murphy, 11/11/2002; Mr. Thatcher, 12/10/2015; Mr. Ochiltree, 10/2/2007; Mr. Connell, 2/7/2008; and Mr. Guthrie, 9/11/2007.

(4)	As noted below, amounts in this column include shares attained through Selective’s Dividend Reinvestment and Stock Purchase Plan (“DRP”). Pursuant to equity grants made under Selective’s previous equity plans, the grantee can choose on the date of vesting to take the dividends on the granted shares in cash or in accumulated dividend reinvestment shares of Selective’s common stock. Shares included in this column that were acquired through the DRP for Messrs. Thatcher and Connell are 1,333 on the share grants that vested on February 3, 2008 and 979 shares on the restricted stock grants that vested on February 7, 2008 to Mr. Connell and all scheduled to vest on February 1, 2009 to Mr. Thatcher.

(5)	Reflects number of performance-based cash incentive units initially granted in 2006 to the named executive officers for the three-year performance period ending December 31, 2008. In the event of a termination of employment on or after an individual’s Early Retirement Date, as defined under the Retirement Income Plan for Selective Insurance Company of America, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the named executive officers are as follows: Mr. Murphy, 11/11/2002; Mr. Thatcher, 12/10/2015; Mr. Ochiltree, 10/2/2007; Mr. Connell, 2/7/2008; and Mr. Guthrie, 9/11/2007. Settlement of the 2006 cash incentive award would be made as soon as practicable in the 2009 calendar year, following the determination of the attainment of the applicable performance measures.

(6)	Reflects number of performance-based cash incentive units initially granted in 2007 to the named executive officers for the three-year performance period ending December 31, 2009. In the event of a termination of employment on or after an individual’s Early Retirement Date, as defined under the Retirement Income Plan for Selective Insurance Company of America, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the named executive officers are as follows: Mr. Murphy, 11/11/2002; Mr. Thatcher, 12/10/2015; Mr. Ochiltree, 10/2/2007; Mr. Connell, 2/7/2008; and Mr. Guthrie, 9/11/2007. Settlement of the 2007 cash incentive award would be made as soon as practicable in the 2010 calendar year, following the determination of the attainment of the applicable performance measures.

(7)	The amounts in this column reflect (i) the maximum 200% unit multiplier for the number of cash incentive units granted based on performance against the Cash Incentive Unit Peer Group and (ii) an $89.83 per unit value for the 2006 grant and an $81.89 per unit value for the 2007 grant based on total shareholder return at December 31, 2007. The maximum 200% unit multiplier is used in this calculation because performance through December 31, 2007 has exceeded the target amounts, which are identified for the 2007 grant in the Grants of Plan Based Awards table on page 29.
Option Exercises and Stock Vested
The following table shows the option exercise and stock vesting of grants of plan based awards to our named executive officers in 2007:

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Gregory E. Murphy	0	0	171,135	4,216,731
Dale A. Thatcher	0	0	17,220	443,758
Jamie Ochiltree, III	7,500	129,196	62,566	1,543,852
Richard F. Connell	0	0	17,220	443,758
Kerry A. Guthrie	0	0	56,747	1,399,445

(1)	In the event of a termination of employment on or after an individual’s Early Retirement Date as defined under the Retirement Income Plan for Selective Insurance Company of America, holders of restricted stock awards become fully vested in such awards, provided any related performance measures have been attained. As a result, the value became subject to ordinary income taxation upon a holder attaining his Early Retirement Date, notwithstanding the continued employment of the holder by the company. Due to the imposition of this accelerated income tax liability, the SEBC determined it appropriate to fully vest and remove the restrictions on such shares. Accordingly, the numbers and amounts shown for Messrs. Murphy, Ochiltree and Guthrie reflect grants awarded to them in 2004 through 2006.
Pension Benefits
Selective’s lead insurance subsidiary, SICA, maintains a tax qualified non-contributory defined benefit pension plan the Retirement Income Plan, and the Selective Insurance Supplemental Pension Plan (“SERP”). Most employees, and certain former employees of SICA, whose employment with SICA commenced on or before December 31, 2005, including the named executive officers, are eligible to receive benefits under the Retirement Income Plan. Selective also maintains an unfunded SERP, as permitted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide payments to Retirement Income Plan participants equal to the difference between (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to ERISA and Internal Revenue Code limitations on annual amounts payable under the Retirement Income Plan, and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on service with the company as of that date. Monthly benefits payable under the Retirement Income Plan and SERP at normal retirement age are computed by adding two calculations: (i) 2% of “average monthly base salary” (based on the monthly average of the participant’s compensation for the 60 months out of the most recent 120 months of employment preceding the participant’s termination of employment for which the employee’s base salary is the highest) less 1 3/7% of a Social Security benefit multiplied by the number of years of benefit service through June 30, 2002 (up to a maximum of 35 years); and (ii) 1.2% of average monthly base salary (as described above) multiplied by the number of years of benefit service after June 30, 2002. The earliest retirement age is age 55 with 10 years of service or the attainment of 70 points (age plus years of service). For a participant who retires at the earliest retirement age, the Retirement Income Plan’s early reduction factors are 6 2/3% per year for the first five years and 3 1/3% for the next five years and the reduction is actuarially equivalent for years earlier than age 55. At retirement, participants receive monthly pension payments and may choose among four joint and survivor payment options.
The following table shows information regarding the pension benefits of our named executive officers:

				Present Value of	Payments
			Number of Years	Accumulated	During Last
	Early Retirement		Credited Service	Benefit	Fiscal Year
Name	Eligible	Plan Name	(#)(1)	($)(2)	($)
Gregory E. Murphy	Yes	Retirement Income Plan	26.58	438,631	0
		SERP	26.58	1,248,811	0
Dale A. Thatcher	No	Retirement Income Plan	6.67	52,342	0
		SERP	6.67	24,762	0
Jamie Ochiltree, III	Yes	Retirement Income Plan	12.67	223,892	0
		SERP	12.67	206,069	0
Richard F. Connell	No	Retirement Income Plan	6.33	135,484	0
		SERP	6.33	90,064	0
Kerry A. Guthrie	Yes	Retirement Income Plan	19.00	265,213	0
		SERP	19.00	119,372	0

(1)	The Retirement Income Plan imposes a one year waiting period for plan participation.

(2)	Present value is calculated on the basis of normal retirement age of 65. A 6.5% discount rate is applied and the RP-2000 Mortality Table is used to calculate the values indicated.
Nonqualified Deferred Compensation
The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and/or up to 100% of their ACIP. Participants may choose from a variety of investment options that mirror the market performance of the selected funds. Each year, participants elect whether to schedule in-service withdrawals or withdrawals at separation of service. For those funds to be distributed at separation of service, participants may be paid in five, ten, or fifteen annual installments, or a lump sum. SICA may make matching contributions of $0.65 of each dollar deferred, up to 7% of base salary, except that SICA will match the Retirement Savings Plan contributions first, and in no event will a participant receive a matching contribution in excess of $0.65 of each dollar, up to 7% of base salary.
The following table shows information regarding nonqualified deferred compensation of our named executive officers:

	Executive	Selective		Aggregate	Aggregate Balance
	Contributions	Contributions in	Aggregate	Withdrawals/	at December 31,
	in 2007	2007	Earnings in 2007	Distributions	2007
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Gregory E. Murphy	252,387	30,875	(59,022)	0	728,998
Dale A. Thatcher	40,500	15,569	(1,242)	0	216,341
Jamie Ochiltree, III	686,410	10,645	60,994	0	1,041,822
Richard F. Connell	334,249	8,650	95,019	0	1,410,176
Kerry A. Guthrie	171,200	14,790	97,973	0	645,441

(1)	Amounts in this column attributable to 2007 salary deferred by the named executive officers is included in the Salary column of the Summary Compensation Table. Such amounts are as follows: Mr. Murphy: $252,387; Mr. Thatcher: $40,500; Mr. Ochiltree: $129,610; Mr. Connell: $91,749; and Mr. Guthrie: $91,200. The balance of the amounts in this column, $556,800 for Mr. Ochiltree, $242,500 for Mr. Connell and $80,000 for Mr. Guthrie, are attributable to the deferral of a portion of their ACIP paid in March 2007.

(2)	100% of the information in this column is included in the All Other Compensation Column of the Summary Compensation Table.

(3)	The information in this column is not included in the Summary Compensation Table because such earnings are not above market earnings.

(4)	The portions of the amounts in this column attributed to the contributions of the named executive officers and SICA to the Deferred Compensation Plan are included in the Summary Compensation Table.

Employment Agreements and Potential Payments
Upon Termination or Change of Control
In 2006, the SEBC approved a new form of Employment Agreement (the “Employment Agreement”) for executive officers, including the named executive officers. The Employment Agreement replaced eleven-year old employment and termination agreement forms entered into by Selective, one of its subsidiaries, and the executive officers (collectively, the “Prior Agreements”). The Employment Agreement corrected inconsistencies between the Prior Agreements and changed certain terms in those agreements to align them with current practices at peer companies, including decreasing the potential amount of severance in a change of control from a multiple of all W-2 income and increasing the potential amount of severance in a termination not for cause from a multiple of salary only. In developing the Employment Agreement, the SEBC worked with, and accepted the recommendations of, both its independent compensation consultants and outside counsel.
The following table summarizes the principal provisions of the Employment Agreement. Defined terms used in this table, but not defined in this Proxy Statement, have the meanings given to them in the Employment Agreement. The triggers for such payments are the same as those contained in the Prior Agreements, which form of termination agreement continued in effect unless the executive provided two years advance notice of termination of the agreement.

Term	Three (3) years, automatically renewed for additional one (1) year periods unless terminated by either party with written notice.

Compensation	Base salary.(1)

Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective and SICA intended to benefit Selective employees generally.

Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with Selective policies.

Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other Selective executives are generally entitled.

Severance and Benefits on Termination without Change in Control	• For Cause or Resignation by Executive other than for Good Reason: Salary and benefits accrued through termination date.

•  Death or Disability: Multiple(2) of: (i) Executive’s salary, plus (ii) average of three (3) most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which Company paid premiums.

• Without Cause by Company, Relocation of Office over Fifty (50) Miles (without Executive’s consent), Resignation for Good Reason by Executive:
¡ Multiple(2) of: (i) Executive’s salary, plus (ii) average of three (3) most recent annual cash incentive payments.

    ¡  Medical, dental, vision, disability and life insurance coverages in effect for Executive and dependents until the earlier of specified period of months(3) following termination or commencement of equivalent benefits from a new employer.

•  Stock Awards: Except for termination for Cause or resignation by the Executive other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock and stock bonuses.

Severance and Benefits on Termination after Change in Control	For termination Without Cause or by Executive with Good Reason within two (2) years following a Change in Control (as defined in the Employment Agreement), Executive is entitled to:

•  Severance payment equal to multiple(4) of the greater of (i) Executive’s salary plus target annual cash incentive payment; or (ii) Executive’s salary plus the average of Executive’s three (3) immediately prior annual cash incentive payments.

•  Medical, dental, vision, disability and life insurance coverages in effect for Executive and dependents until the earlier of period of months(5) following termination or commencement of equivalent benefits from a new employer.

• Stock Awards, same as above, except that the initial number of cash incentive units is increased by 150%.
• Tax Gross-Up Payment, if necessary, to offset any excise tax imposed on Executive for such payments or benefits.

Release; Confidentiality and	• Receipt of severance payments and benefits conditioned upon:

Non-Solicitation	¡ Entry into release of claims; and

¡ No disclosure of confidential or proprietary information or solicitation of employees to leave Selective for a period of two (2) years following the termination of the Employment Agreement.

(1)	Effective January 31, 2008, the annual base salaries for the named executive officers were as follows: Mr. Murphy, $900,000; Mr. Thatcher, $475,000; Mr. Ochiltree, $460,000; Mr. Connell, $450,000; and Mr. Guthrie, $425,000.

(2)	For Mr. Murphy the multiple is 2; for Messrs. Ochiltree and Connell the multiple is 1.75; and for Messrs. Thatcher and Guthrie the multiple is 1.5.

(3)	For Mr. Murphy the period is 24 months; for Messrs. Ochiltree and Connell, 21 months; and for Messrs. Thatcher and Guthrie, 18 months.

(4)	For Mr. Murphy the multiple is 2.99; for Messrs. Ochiltree and Connell the multiple is 2.5; and for Messrs. Thatcher and Guthrie the multiple is 2.

(5)	For Mr. Murphy the period is 36 months; for Mr. Ochiltree, 30 months; and for Messrs. Connell, Thatcher, and Guthrie, 24 months.
The following table shows information regarding payments that would have been paid to our named executive officers had their employment terminated under the scenarios shown as of December 31, 2007:

	Resignation
	or
	Termination		Death or	Termination	Change in
	for Cause	Retirement	Disability	Without Cause	Control
Name	($)	($)(1)	($)(2)	($)(3)	($)(4)(5)
Gregory E. Murphy	0	1,115,383	5,414,550	5,440,564	9,560,756
Dale A. Thatcher	0	1,419,173	2,518,173	2,539,197	3,517,212
Jamie Ochiltree, III	0	377,036	1,965,394	1,988,860	3,335,894
Richard F. Connell	0	1,417,748	2,854,790	2,856,772	4,093,148
Kerry A. Guthrie	0	361,357	1,448,857	1,453,347	2,376,925

(1)	This column includes the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, all of which shares would normally vest upon retirement for any participant in such plans. These amounts do not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which, as for any other participant, would fully vest upon retirement and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award.

(2)	This column includes the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, all of which shares would normally vest upon death or disability for any participant in such plans. This column also includes the severance payment provided for in each named executive officer’s Employment Agreement. This column does not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which, as for any other participant, would fully vest upon death or disability and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award.

(3)	This column includes: (i) the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, all of which shares would vest upon a termination Without Cause; (ii) the severance payment; and (iii) the value of medical, dental, vision, disability, and life insurance coverages, all as provided for in each named executive officer’s Employment Agreement. This column does not include the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the named executive officers, which would fully vest and be payable following the end of the three-year performance period, subject to the achievement of the specified performance goals applicable to each such award, as provided for in each named executive officer’s Employment Agreement.

(4)	This column includes: (i) the value of unvested restricted stock granted under the Omnibus Stock Plan or Selective’s previous equity plans and any related accrued DRP shares, and (ii) the value of 150% of the number of outstanding performance-based cash incentive units awarded to the named executive officers under the Cash Incentive Plan, calculated using a per unit value at December 31, 2007 of $89.83 for the 2006 grant and $81.89 for the 2007 grant, both of which would vest upon a change in control for any participant holding such awards under such plans. This column also includes the severance payment and the value of medical, dental, vision, disability, and life insurance coverages, as provided for in each named executive officer’s Employment Agreement.

(5)	This column does not include the value of any tax gross-up payment, if necessary, to offset any excise tax imposed for the payment and benefits disclosed in this column.
DIRECTOR COMPENSATION
Compensation paid to non-employee directors in 2007 and stock and option awards outstanding at December 31, 2007 (employee directors do not receive compensation for serving on the Board) are shown on the following table:

	Fees Earned or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)
Paul D. Bauer	37,000	82,576	31,210	150,786
W. Marston Becker	6,000	82,576	31,210	119,786
A. David Brown	15,000	82,576	31,210	128,786
John C. Burville	28,000	62,610	31,210	121,820
William M. Kearns, Jr.	25,000	82,576	31,210	138,786
Joan M. Lamm-Tennant	17,500	82,576	31,210	131,286
S. Griffin McClellan III	31,000	57,598	31,210	119,808
Ronald L. O’Kelley	16,500	82,576	31,210	130,286
John F. Rockart	45,500	57,598	31,210	134,308
William M. Rue	16,500	82,576	31,210	130,286
J. Brian Thebault	37,000	82,576	31,210	150,786

(1)	This column reflects amounts recognized as expense for the 2007 grants of restricted stock to directors, based on a grant date fair market value of $24.54, and the portion of each director’s annual retainer paid in stock, 50% of which annual retainer, as set forth below, must be paid to a director in Selective common stock.

(2)	This column reflects amounts recognized as expense for the 2007 option grants to directors. The grant date fair value of these grants of $6.20 is calculated using the Black-Scholes option valuation method, in accordance with FAS 123R. The aggregate number of options outstanding at December 31, 2007 for each director is as follows: Messrs. Bauer, Kearns and Rue and Ms. Lamm-Tennant 51,269; Messrs. Becker and Burville: 9,269; Mr. Brown: 39,269; Mr. McClellan: 21,269; Mr. O’Kelley: 15,269; Mr. Rockart: 27,269; and Mr. Thebault: 57,269.

The following table reflects the compensation for non-employee directors in 2007:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$32,500
Black-Scholes Value of Annual Option Grant	$32,500
Board Meeting Attendance	$0
Committee Attendance Fee
In person	$1,500
By telephone	$1,000
Annual Chairperson Fee
Audit Committee	$12,500
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$7,500
Salary & Employee Benefits Committee	$12,500
Lead Director Fee	$15,000
Expenses	Reasonable
As shown in the table above, the non-employee directors receive compensation in the forms of restricted stock, stock options and cash for their service as directors. The SEBC sets the Annual Retainer Fee annually. Pursuant to the Omnibus Stock Plan, non-employee directors, by December 20 of the prior year, must elect to receive the Annual Retainer Fee either (i) entirely in shares of common stock or (ii) in a combination of shares of common stock and cash, which cash amount must be 50% or less of the Annual Retainer Fee. The Annual Retainer Fee is paid in equal quarterly installments on the first (1st) day of January, April, July, and October. The number of shares of common stock issued in each quarterly installment is determined by multiplying the amount of Annual Retainer Fee to be paid in stock by one-quarter (0.25) and dividing that product by the Fair Market Value of Selective’s common stock on the payment date.
Under the director compensation program, each non-employee director annually receives restricted shares of Selective’s common stock having a Fair Market Value on the date of grant of $32,500 and options on shares having a Black-Scholes value on the date of grant of $32,500, which restricted stock and options are granted pursuant to the terms of the Omnibus Stock Plan. Committee Attendance Fees and Annual Chairperson Fees, as listed in the table above, are paid in cash.
By December 20 of the prior year, non-employee directors may elect to defer the receipt of their director compensation, including, but not limited to, the Annual Retainer Fee, Committee Attendance Fees, Annual Chairperson Fees, and the Annual Lead Director Fee and any dividends and accrued interest thereon, to a specified future year, the attainment of age 70, or termination of services as a director.
In 2007, the Salary and Employee Benefits Committee became responsible for non-employee director compensation and it engaged Mercer Human Resource Consulting LLC to review Selective’s director compensation program compared to peer groups. As a result of the review, no significant changes are being made to the director compensation program for 2008. The annual chairperson fee for the Audit Committee was changed to $15,000 beginning in 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Salary and Employee Benefits Committee (i) was a Selective officer or employee in 2007, (ii) is a former Selective officer, or (iii) entered into any transaction in 2007 requiring disclosure under the section entitled “Transactions with Related Persons.”
No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.
COMPENSATION COMMITTEE REPORT
The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Board of Directors did not modify any action or recommendation made by the Salary and Employee Benefits Committee with respect to executive compensation in 2007. The Salary and Employee Benefits Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.
Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

J. Brian Thebault, Chairperson Paul D. Bauer John C. Burville Ronald L. O’Kelley
The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2
Ratification of Appointment of
Independent Public Accountants
The Audit Committee has appointed KPMG LLP to act as Selective’s independent public accountants for the fiscal year ending December 31, 2008. The Board of Directors has approved the appointment and has directed that such appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.
Stockholder ratification of the appointment of KPMG LLP as Selective’s independent public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 2008 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.
Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In 2007, Selective paid KPMG LLP $1,518,000 for audit and audit-related services. No non-audit services were provided by KPMG LLP to Selective in 2007.
Fees of Independent Public Accountants
KPMG LLP, Selective’s independent public accountants, provided services in the following categories and amounts in 2007 and 2006:

Category	2007	2006
Audit Fees	$1,353,500	$1,319,500
Audit-Related Fees(1)	$164,500	$132,000
Tax Fees	$0	$0
All Other Fees	$0	$0
TOTAL	$1,518,000	$1,451,500

(1)	Audit-Related Fees for 2007 and 2006 consisted primarily of the independent actuarial review and reserve opinion related to the Audit. The Audit-Related Fees for 2007 also include audits of the employee benefit plans for 2006 and 2007.
The Audit Committee has a Pre-Approval Policy that requires pre-approval of audit and audit-related services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit and audit-related services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee at its next meeting for ratification. In 2007, the Audit Committee pre-approved one hundred percent (100%) of audit and audit-related services and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions. KPMG LLP provided no tax services or non-audit related services in 2007. Any such future services also would require Audit Committee pre-approval on an individual engagement basis.

AUDIT COMMITTEE REPORT
The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:
•	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2007, included in the Annual Report with management, which represented to the Audit Committee that (i) the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

•	Reviewed and discussed with KPMG LLP, Selective’s independent public accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with the Statements of the Public Company Accounting Oversight Board (United States), their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 61, as amended.

•	Discussed with KPMG LLP, the independent accountant’s independence from Selective and its management, including the matters in the written disclosures from the independent accounts delivered to the Audit Committee as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2007.
          Submitted by the Audit Committee of Selective’s Board of Directors,

Paul D. Bauer, Chairperson Joan M. Lamm-Tennant John F. Rockart J. Brian Thebault

STOCKHOLDER PROPOSALS AND NOMINATIONS
Proposals for Inclusion in 2009 Proxy
From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC (Rule 14a-8 under the Exchange Act), stockholder proposals to be included in the proxy statement for the 2009 Annual Meeting must be received by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890 no later than November 26, 2008.
Other Proposals and Nominations
A stockholder who otherwise intends to present business at Selective’s 2009 Annual Meeting must comply with Selective’s By-laws, which state, among other things, that to properly bring business before an annual meeting, a stockholder must deliver notice to the Secretary of Selective in proper written form not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. Thus, a notice of a stockholder proposal for the 2009 Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Exchange Act, will be untimely if received by the Corporate Secretary before December 25, 2008 or after January 24, 2009.
Under Section 3B of Selective’s By-laws, stockholders may (i) present proposals that are proper subjects for consideration at an annual meeting, which proposals are not submitted for inclusion in the proxy statement for such annual meeting pursuant to Rule 14a-8 of the Exchange Act, or (ii) nominate a person for election to our Board of Directors at the annual meeting. On written request to Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890, stockholders of record may receive a free copy of Selective’s By-laws. Procedures in the By-laws are separate and distinct from those required by the SEC.
Selective’s By-laws require that the stockholder provide the following information in writing regarding any proposal:
•	the business proposed to be brought before the annual meeting;

•	the reasons for conducting the business at the annual meeting;

•	any material interest of the stockholder in the business;

•	the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.
Selective’s By-laws require that the stockholder provide the following information in writing regarding any nomination for director:
•	all information relating to each person whom the stockholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.
* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE THEREFORE URGED TO PROMPTLY VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.
By Order of the Board of Directors:
Michael H. Lanza
Executive Vice President, General Counsel
and Corporate Secretary
March 26, 2008
Branchville, New Jersey
DOCUMENTS INCORPORATED BY REFERENCE
Information regarding Executive Officers is incorporated by reference to the section entitled “Executive Officers of the Registrant” in Part I, Item1. Business of Selective’s Annual Report on Form 10-K for the year ended December 31, 2007.

DIRECTIONS
Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, NJ 07890-1000
From East:
Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right — Corporate office/main reception area.
From West:
Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right — Corporate office/main reception area.
- or -
Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right — Corporate office/main reception area.
- or -
Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right - Corporate office/main reception area.
From North:
Route I-84 (East or West) to PA Route 209 South to NJ Route 206 South. Left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right — Corporate office/ main reception area.
From South:
Route 206 North or Route I-80 West to Route 15 to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). 1st entrance on right — Northeast Operations. 2nd entrance on right — Corporate office/main reception area.

SELECTIVE INSURANCE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 24, 2008
9:00 a.m.
40 Wantage Avenue
Branchville, New Jersey 07890

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890	proxy

This proxy is solicited by the Board of Directors of Selective Insurance Group, Inc. for use at the Annual Meeting of Stockholders to be held on April 24, 2008.

The undersigned, a stockholder of Selective Insurance Group, Inc. (the “Company”), hereby constitutes and appoints W. Marston Becker and William M. Rue and/or any one of them (with full power of substitution and the full power to act without the other), proxies to vote all the shares of the Common Stock of the Company, registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 24, 2008 at 9:00 a.m. in the auditorium at the headquarters of the Company at 40 Wantage Avenue, Branchville, New Jersey, and at any adjournment thereof.

Specify your choices by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot.

Your vote is important. Please vote immediately.
See reverse side for voting instructions.

COMPANY #
There are three ways to vote your proxy:
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
VOTE BY TELEPHONE — TOLL FREE — 1- 800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available and follow the instructions.
VOTE BY INTERNET — www.eproxy.com/sigi — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available and follow the instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Selective Insurance Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
TO CHANGE YOUR VOTE
You may revoke your proxy by giving proper written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised. Any subsequent timely and valid vote, by any means, will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 12:00 noon (CT) on April 23, 2008, will be the one counted. You may also change your vote by voting in person at the Annual Meeting.
If you vote by telephone or Internet, please do not mail your Proxy Card.
òPlease detach hereò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of five (5) Class III directors for a term expiring in 2011:	01 John C. Burville 02 Paul D. Bauer	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
		03 Joan M. Lamm-Tennant		(except as marked)
04 Michael J. Morrissey 05 Ronald L. O’Kelley

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2008.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.